Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – May 11, 2023 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended April 29, 2023. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “We had a good quarter against a tough comparison.  We achieved retail gross margin of 45.6% on a sales decrease of 4% as customer activity declined in the back half of the quarter.  We repurchased $113.8 million of stock and still had $955 million in cash and short-term investments remaining.”

Highlights of the First Quarter (compared to the prior year first quarter):

•Total retail sales decreased 4%
•	Comparable store sales decreased 4%
•	Net income of $201.5 million compared to $251.1 million
•	Earnings per share of $11.85 compared to $13.68
•	Retail gross margin of 45.6% of sales compared to 47.3% of sales
•	Operating expenses were $406.4 million (25.7% of sales) compared to $400.8 million (24.9% of sales)
•	Share repurchase of $113.8 million (approximately 357,000 shares)
•	Ending inventory increase of 3%

First Quarter Results

Dillard’s reported net income for the 13 weeks ended April 29, 2023 of $201.5 million, or $11.85 per share, marking the Company’s second highest first quarter net income performance. This compares to $251.1 million, or $13.68 per share, for the prior year 13-week period. Included in net income for the 13 weeks ended April 29, 2023 is a pretax gain of $1.8 million ($1.4 million after tax or $0.08 per share) primarily related to the sale of a store property.

Included in net income for the prior year 13-week period ended April 30, 2022 is a pretax gain of $7.2 million ($5.6 million after tax or $0.31 per share) primarily related to the sale of a store property.

Sales

Net sales for the 13 weeks ended April 29, 2023 and April 30, 2022 were $1.584 billion and $1.612 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended April 29, 2023 and April 30, 2022 were $1.515 billion and $1.581 billion, respectively. Total retail sales decreased 4% for the 13-week period ended April 29, 2023 compared to the prior year first quarter. Sales in comparable stores decreased 4%. The Company noted a decline in customer activity in the back half of the quarter. Cosmetics was the strongest performing category followed by shoes and ladies’ apparel. Ladies’ accessories and lingerie and juniors’ and children’s apparel were the weakest categories.

Gross Margin

Consolidated gross margin for the 13 weeks ended April 29, 2023 was 43.7% of sales compared to 46.5% of sales for the prior year first quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended April 29, 2023 was 45.6% of sales compared to a record 47.3% of sales for the prior year first quarter.

Selling, General & Administrative Expenses

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended April 29, 2023 were $406.4 million (25.7% of sales) compared to $400.8 million (24.9% of sales) for the prior year first quarter.

Share Repurchase

During the 13 weeks ended April 29, 2023, the Company purchased $113.8 million (approximately 357,000 shares) of Class A Common Stock at an average price of $318.66 per share.

As of April 29, 2023, authorization of $61.6 million remained under the February 2022 program.

Total shares outstanding (Class A and Class B Common Stock) at April 29, 2023 and April 30, 2022 were 16.8 million and 18.1 million, respectively.

Store Information

The Company operates 247 Dillard’s locations and 27 clearance centers spanning 29 states (47.0 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended
	April 29, 2023		April 30, 2022
		% of		% of
		Net		Net
	Amount	Sales	Amount	Sales
Net sales	$1,583.9	100.0%	$1,611.7	100.0%
Service charges and other income	30.0	1.9	31.1	1.9
	1,613.9	101.9	1,642.8	101.9

Cost of sales	891.3	56.3	861.4	53.5
Selling, general and administrative expenses	406.4	25.7	400.8	24.9
Depreciation and amortization	45.7	2.9	46.2	2.9
Rentals	4.4	0.3	5.1	0.3
Interest and debt expense, net	0.1	—	10.6	0.7
Other expense	4.7	0.3	1.9	0.1
Gain on disposal of assets	1.8	0.1	7.2	0.4
Income before income taxes	263.1	16.6	324.0	20.1
Income taxes	61.6		72.9
Net income	$201.5	12.7%	$251.1	15.6%

Basic and diluted earnings per share	$11.85		$13.68
Basic and diluted weighted average shares outstanding	17.0		18.4

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	April 29,	April 30,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$848.3	$862.2
Restricted cash	8.4	—
Accounts receivable	59.1	30.9
Short-term investments	98.4	—
Merchandise inventories	1,410.0	1,365.0
Other current assets	79.0	96.2
Total current assets	2,503.2	2,354.3

Property and equipment, net	1,108.7	1,170.3
Operating lease assets	32.9	39.7
Deferred income taxes	41.8	29.1
Other assets	62.4	65.4

Total Assets	$3,749.0	$3,658.8

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,099.7	$1,163.3
Current portion of long-term debt	—	44.8
Current portion of operating lease liabilities	9.1	11.3
Federal and state income taxes	82.0	99.3
Total current liabilities	1,190.8	1,318.7

Long-term debt	321.4	321.3
Operating lease liabilities	23.7	28.5
Other liabilities	330.0	278.0
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,683.1	1,512.3

Total Liabilities and Stockholders’ Equity	$3,749.0	$3,658.8

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	13 Weeks Ended
	April 29,	April 30,
	2023	2022
Operating activities:
Net income	$201.5	$251.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	46.1	46.6
Gain on disposal of assets	(1.8)	(7.2)
Accrued interest on short-term investments	(1.9)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2.1)	8.9
Increase in merchandise inventories	(289.8)	(284.8)
Decrease (increase) in other current assets	7.2	(18.5)
Increase in other assets	(0.4)	(0.4)
Increase in trade accounts payable and accrued expenses and other liabilities	261.6	293.5
Increase in income taxes	60.5	76.0
Net cash provided by operating activities	280.9	365.2

Investing activities:
Purchase of property and equipment and capitalized software	(32.4)	(27.3)
Proceeds from disposal of assets	1.9	8.1
Proceeds from insurance	—	4.4
Purchase of short-term investments	(97.5)	—
Proceeds from maturities of short-term investments	150.0	—
Net cash provided by (used in) investing activities	22.0	(14.8)

Financing activities:
Cash dividends paid	(3.4)	(3.9)
Purchase of treasury stock	(103.1)	(201.1)
Net cash used in financing activities	(106.5)	(205.0)

Increase in cash and cash equivalents and restricted cash	196.4	145.4
Cash and cash equivalents and restricted cash, beginning of period	660.3	716.8
Cash and cash equivalents and restricted cash, end of period	$856.7	$862.2

Non-cash transactions:
Accrued capital expenditures	$8.6	$6.7
Accrued purchase of treasury stock	11.9	1.6
Lease assets obtained in exchange for new operating lease liabilities	1.8	—

Estimates for 2023

The Company is providing the following estimates for certain financial statement items for the 53-week period ending February 3, 2024 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2023	2022
	Estimated	Actual
Depreciation and amortization	$180	$188
Rentals	22	23
Interest and debt (income) expense, net	(3)	31
Capital expenditures	150	120

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 53-week period ended February 3, 2024 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; other general retail industry conditions and macro-economic conditions including inflation and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent, changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; global conflicts (including the recent conflict in Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2023, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com